                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement    [ ]  Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                                 VF CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

        ------------------------------------------------------------------------

     (2)  Form, schedule or registration statement no.:

        ------------------------------------------------------------------------

     (3)  Filing party:

        ------------------------------------------------------------------------

     (4)  Date filed:

        ------------------------------------------------------------------------

                             [VF CORPORATION LOGO]

                                 VF CORPORATION

                                                                  March 21, 2002

Dear Shareholder:

     The Annual Meeting of Shareholders of VF Corporation will be held on Tuesday, April 23, 2002, at the O.Henry Hotel, Caldwell Room, 626 Green Valley Road, Greensboro, North Carolina, commencing at 10:30 a.m. Your Board of Directors and management look forward to greeting personally those shareholders able to attend.

     At the meeting, shareholders will be asked to (i) elect four directors;
(ii) ratify the selection of PricewaterhouseCoopers LLP as VF's independent accountants for fiscal 2002; (iii) consider two shareholder proposals if properly presented to the meeting; and (iv) consider such other matters as may properly come before the meeting.

     Your Board of Directors recommends a vote FOR the election of the persons nominated to serve as directors, FOR the selection of PricewaterhouseCoopers LLP as VF's independent accountants, and AGAINST the two shareholder proposals. Regardless of the number of shares you own or whether you plan to attend, it is important that your shares be represented and voted at the meeting.

     You may vote in person at the Annual Meeting or you may vote your shares via the Internet, via a toll-free telephone number, or by signing, dating and mailing the enclosed proxy card in the postage-paid envelope provided, as explained on page 1 of the attached proxy statement.

     Your interest and participation in the affairs of VF are most appreciated.

                                          Sincerely,

                                          /s/ Mackey J. McDonald
                                          Mackey J. McDonald
                                          Chairman, President and
                                          Chief Executive Officer

                             [VF CORPORATION LOGO]

                                 VF CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           To Be Held April 23, 2002

                                                                  March 21, 2002

To the Shareholders of VF CORPORATION:

     The Annual Meeting of Shareholders of VF Corporation will be held at the O.Henry Hotel, Caldwell Room, 626 Green Valley Road, Greensboro, North Carolina, on Tuesday, April 23, 2002, at 10:30 a.m., for the following purposes:

     (1) to elect four directors to hold office until the 2005 Annual Meeting of Shareholders;

     (2) to ratify the selection of PricewaterhouseCoopers LLP as VF's independent accountants for fiscal 2002;

     (3) to consider two shareholder proposals if properly presented by the proponents; and

     (4) to transact such other business as may properly come before the meeting and at any adjournments thereof.

     A copy of VF's Annual Report for 2001 is enclosed for your information.

     Only shareholders of record as of the close of business on March 5, 2002 are entitled to notice of and to vote at the meeting.

                                             By Order of the Board of Directors

                                             Candace S. Cummings
                                             Vice President -- Administration,
                                             General Counsel and Secretary

                             YOUR VOTE IS IMPORTANT

              YOU ARE URGED TO VOTE YOUR SHARES VIA THE INTERNET,
            OUR TOLL-FREE TELEPHONE NUMBER OR BY SIGNING, DATING AND PROMPTLY RETURNING YOUR PROXY IN THE ENCLOSED ENVELOPE.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
ABOUT THE MEETING...........................................    1
  WHAT IS THE PURPOSE OF THE MEETING?.......................    1
  WHO IS ENTITLED TO VOTE AT THE MEETING?...................    1
  WHAT ARE THE VOTING RIGHTS OF SHAREHOLDERS?...............    1
  HOW DO SHAREHOLDERS VOTE?.................................    1
  WHAT CONSTITUTES A QUORUM?................................    2
  WHAT ARE THE BOARD'S RECOMMENDATIONS?.....................    2
  WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM?...............    2
  OTHER INFORMATION.........................................    2
ITEM NO. 1 -- ELECTION OF DIRECTORS.........................    3
BOARD MEETINGS AND COMMITTEES...............................    6
EXECUTIVE COMPENSATION......................................    8
  COMPENSATION COMMITTEE REPORT.............................    8
  SUMMARY COMPENSATION TABLE................................   12
  LONG-TERM INCENTIVE AWARDS................................   13
  FUTURE REMUNERATION.......................................   15
PERFORMANCE GRAPH...........................................   18
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................   19
ITEM NO. 2 -- RATIFICATION OF SELECTION OF INDEPENDENT
  ACCOUNTANTS...............................................   21
ITEM NO. 3 -- SHAREHOLDER PROPOSALS.........................   23
OTHER INFORMATION...........................................   28

                                 VF CORPORATION

                                PROXY STATEMENT

                  FOR THE 2002 ANNUAL MEETING OF SHAREHOLDERS

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of VF Corporation to be voted at VF's Annual Meeting of Shareholders on April 23, 2002 and at any adjournment or adjournments of the meeting (the "Meeting").

                               ABOUT THE MEETING

WHAT IS THE PURPOSE OF THE MEETING?

     At the Meeting, holders of VF Common Stock and Series B ESOP Convertible Preferred Stock ("Series B Stock") will act upon the matters described in the foregoing notice of the Meeting, including the election of four directors, ratification of the selection of PricewaterhouseCoopers LLP as VF's independent accountants for fiscal 2002, and consideration of two shareholder proposals, if properly presented by the proponents.

WHO IS ENTITLED TO VOTE AT THE MEETING?

     Only shareholders of record on March 5, 2002, the record date for the Meeting, are entitled to receive notice of and vote at the Meeting.

WHAT ARE THE VOTING RIGHTS OF SHAREHOLDERS?

     Each share of Common Stock is entitled to one vote and each share of Series B Stock is entitled to two votes.

HOW DO SHAREHOLDERS VOTE?

     Shareholders may vote at the Meeting in person or by proxy. Proxies validly delivered by shareholders (by Internet, telephone or mail as described below) and received by VF prior to the Meeting will be voted in accordance with the instructions contained therein. If a shareholder's proxy card gives no instructions, it will be voted in accordance with the recommendation of the Board of Directors. A shareholder may change any vote by proxy before the proxy is exercised by filing with the Secretary of VF either a notice of revocation or a duly executed proxy bearing a later date or by attending the Meeting and voting in person. Shareholders who vote by telephone or the Internet may also change their votes by re-voting by telephone or the Internet within the time periods listed below. A shareholder's latest vote, including via the Internet or telephone, is the one that is counted.

     There are three ways to vote by proxy:

          1) BY INTERNET: Visit the web site http://www.eproxyvote.com/vfc. To vote your shares, you must use the control number printed on your proxy/voting instruction card. The web site is available 24 hours a day, seven days a week, and will be accessible UNTIL 11:59 p.m., Eastern Daylight Time, on April 22, 2002;

          2) BY TELEPHONE: Call toll-free 1-877-PRXVOTE (1-877-779-8683). To vote your shares, you must use the control number printed on your proxy/voting instruction card. Telephone voting is accessible 24 hours a day, seven days a week, UNTIL 11:59 p.m., Eastern Daylight Time, on April 22, 2002; or

          3) BY MAIL: Mark your proxy/voting instruction card, date and sign it, and return it in the postage-paid envelope provided. If the envelope is missing, please address your completed proxy/voting instruction card to VF Corporation, c/o EquiServe Trust Company, N.A., P.O. Box 8923, Edison, New Jersey 08818-8923.

                 IF YOU VOTE BY INTERNET OR TELEPHONE, YOU NEED
                 NOT RETURN YOUR PROXY/VOTING INSTRUCTION CARD.

WHAT CONSTITUTES A QUORUM?

     Shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast must be present at the Meeting in person or by proxy to constitute a quorum for the transaction of business. At the close of business on March 5, 2002, there were 111,753,273 outstanding shares consisting of 110,275,343 shares of Common Stock and 1,477,930 shares of Series B Stock.

WHAT ARE THE BOARD'S RECOMMENDATIONS?

     The Board recommends a vote FOR the election of the four nominees proposed for election as directors, FOR the selection of PricewaterhouseCoopers LLP as VF's independent accountants for fiscal 2002, and AGAINST approval of each of the shareholder proposals. If any other matters are brought before the Meeting, the proxy holders will vote as recommended by the Board of Directors. If no recommendation is given, the proxy holders will vote in their discretion.

WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM?

     The four nominees for election as directors who receive the greatest number of votes will be elected directors. Approval of the ratification of the selection of PricewaterhouseCoopers LLP as VF's independent accountants for fiscal 2002 and approval of each shareholder proposal requires the affirmative vote of a majority of the votes cast at the Meeting. Shares of Common Stock and shares of Series B Stock will vote together as a single class. Withheld votes, abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors, ratification of the selection of PricewaterhouseCoopers LLP as VF's independent accountants for fiscal 2002, or the approval of either shareholder proposal.

OTHER INFORMATION

     A copy of VF's Annual Report for the fiscal year ended December 29, 2001 accompanies this proxy statement. No material contained in the Annual Report is to be considered a part of the proxy solicitation material.

     VF's mailing address is P.O. Box 21488, Greensboro, North Carolina 27420. This proxy statement and the form of proxy/voting instruction card were first mailed or given to security holders on approximately March 21, 2002.

                                   ITEM NO. 1

                             ELECTION OF DIRECTORS

     VF's Board of Directors has nominated the four persons named below to serve as directors until the 2005 Annual Meeting. The persons named in the accompanying form of proxy/voting instruction card intend to vote such proxy for the election as directors of the following nominees. If any nominee is unable to serve or will not serve as a director, the proxy holders will vote for such other person or persons as may be nominated by the Board of Directors. The Board of Directors may fill vacancies in the Board, and any director chosen to fill a vacancy would hold office until the next election of the class for which such director had been chosen. VF's historic practice has been to require that a majority of its Board of Directors consist of directors who have never served as employees of VF or its subsidiaries. Currently ten of eleven VF directors meet this standard. Of the nominees for election as directors at the Meeting, only Mr. McDonald has served as an employee of VF or its subsidiaries.

------------------------------------------------------------------------------------------
                                                                            YEAR IN WHICH
                                                                             SERVICE AS A
NAME                                  PRINCIPAL OCCUPATION                  DIRECTOR BEGAN
------------------------------------------------------------------------------------------
To Serve Until the
2005 Annual Meeting
 Juan Ernesto de Bedout, 57.........  President Latin American Operations,
                                      Kimberly-Clark Corporation..........       2000
 Ursula F. Fairbairn, 59............  Executive Vice President -- Human
                                      Resources & Quality,
                                      American Express Company............       1994
 Barbara S. Feigin, 64..............  Consultant..........................       1987
 Mackey J. McDonald, 55.............  Chairman of the Board, President,
                                      and Chief Executive Officer of VF...       1993
------------------------------------------------------------------------------------------

     Mr. de Bedout is President of Latin American Operations for Kimberly-Clark Corporation, responsible for business units in Central and South America as well as the Caribbean. He joined Kimberly-Clark in 1981 as Managing Director of Colombiana Kimberly in Medellin, Colombia. Thereafter, he managed Kimberly-Clark's Central American companies and was subsequently named General Manager and Vice President for the region before being elected to his current role in 1998. He is a member of the Audit and Finance Committees of the Board of Directors.

     Mrs. Fairbairn has served as Executive Vice President -- Human Resources & Quality of American Express, a financial services company, since 1996. Mrs. Fairbairn also serves as a director of Air Products and Chemicals, Inc. and Sunoco, Inc. She is a member of the Audit, Executive, and Compensation Committees of the Board of Directors. (Also see Security Ownership of Certain Beneficial Owners and Management.)

     Mrs. Feigin has been a Consultant specializing in strategic marketing and branding since 1999. She served as Executive Vice President and Worldwide Director of Strategic Services of Grey Advertising Inc. from 1983 until her retirement from that position in 1999.

Mrs. Feigin also serves as a director of Circuit City Stores, Inc. She is a member of the Nominating and Governance and Pension Advisory Committees of the Board of Directors.

     Mr. McDonald joined VF's Lee division in 1983. He served in various managerial positions with VF's subsidiaries until 1991 when he was named a VF Group Vice President. Mr. McDonald was elected President and a director of VF in 1993 and Chief Executive Officer in 1996. He was elected Chairman of the Board of Directors in 1998. He is a director of Wachovia Corporation and Hershey Foods Corporation. Mr. McDonald is Chairman of the Executive Committee and serves as an ex officio member of all other committees of the Board, except the Audit, Nominating and Governance, and Compensation Committees of the Board of Directors.

------------------------------------------------------------------------------------------
                                                                            YEAR IN WHICH
                                                                             SERVICE AS A
                NAME                  PRINCIPAL OCCUPATION                  DIRECTOR BEGAN
------------------------------------------------------------------------------------------
Directors Whose Terms
Expire at the 2004
Annual Meeting
 Robert D. Buzzell, 68..............  Distinguished Visiting Professor,
                                      Georgetown University, and Professor
                                      Emeritus, Harvard Business School...       1983
 Edward E. Crutchfield, 60..........  Former Chairman and Chief Executive
                                      Officer, First Union Corporation....       1992
 George Fellows, 59.................  Consultant to JPMorgan Partners.....       1997
 Daniel R. Hesse, 48................  Chairman, President and Chief
                                      Executive Officer, TeraBeam
                                      Corporation.........................       1999
------------------------------------------------------------------------------------------

     Dr. Buzzell has served as Distinguished Visiting Professor at Georgetown University since 1998 and Professor Emeritus of Harvard Business School since 1993. Dr. Buzzell served as a Distinguished Professor at the School of Business Administration of George Mason University from 1993 to 1998. Dr. Buzzell also serves as a director of Harleysville Group, Inc., a property and casualty insurance holding company. He is a member of the Finance and Pension Advisory Committees of the Board of Directors.

     Mr. Crutchfield served as the Chairman and Chief Executive Officer of First Union Corporation, a banking and financial services company, from 1985 until his retirement in 2000. Mr. Crutchfield serves as a director of The Liberty Corp., a television broadcasting company, and served as a director of First Union Corporation until March 2001. He is a member of the Executive and Finance Committees of the Board of Directors.

     Mr. Fellows has served as a Consultant to JPMorgan Partners, a private equity firm, since 2001. Previously, Mr. Fellows served as President and Chief Executive Officer of Revlon, Inc. and of Revlon Consumer Products Corporation from 1997 through 1999. He is a member of the Audit and Nominating and Governance Committees of the Board of Directors.

     Mr. Hesse has served as the Chairman, President and Chief Executive Officer of TeraBeam Corporation, a telecommunications company, since March 2000. Previously,

Mr. Hesse was President and Chief Executive Officer of AT&T Wireless Services. He also served as an Executive Vice President of AT&T. Mr. Hesse is a director of McLeodUSA Incorporated, a telecommunications company. He is a member of the Finance and Compensation Committees of the Board of Directors.

-------------------------------------------------------------------------------------------
                                                                             YEAR IN WHICH
                                                                              SERVICE AS A
                NAME                  PRINCIPAL OCCUPATION                   DIRECTOR BEGAN
-------------------------------------------------------------------------------------------
Directors Whose Terms
Expire at the 2003
Annual Meeting
 Robert J. Hurst, 56................  Vice Chairman, The Goldman Sachs
                                      Group, Inc. ........................        1994
 W. Alan McCollough, 52.............  President and Chief Executive
                                      Officer, Circuit City Stores, Inc...        2000
 M. Rust Sharp, 61..................  Of Counsel to Heckscher, Teillon,
                                      Terrill & Sager (Attorneys).........        1984
-------------------------------------------------------------------------------------------

     Mr. Hurst is Vice Chairman and a member of the Board of Directors of The Goldman Sachs Group, Inc., an international investment banking and securities firm. Mr. Hurst was Vice Chairman of The Goldman Sachs Group, L.P., the predecessor of The Goldman Sachs Group, Inc., and served as its Head or Co-Head of Investment Banking from December 1990 to November 1999. VF maintains investment banking relations with Goldman Sachs. Since mid-December 2001, Mr. Hurst has also served as the Chief Executive Officer of the 9/11 United Services Group, a recently-formed organization to coordinate leading non-profit organizations and human services agencies for victims of the 9/11 tragedy. He is a member of the Executive, Finance, and Nominating and Governance Committees of the Board of Directors.

     Mr. McCollough has served as President and Chief Executive Officer of Circuit City Stores, Inc. since June 2000. From 1997 to June 2000, he was President and Chief Operating Officer of Circuit City. From 1995 to 1997, he served as Senior Vice President of Merchandising for Circuit City. He is a member of the Board of Directors of Circuit City. Mr. McCollough is a member of the Audit, Compensation, and Pension Advisory Committees of the Board of Directors.

     Mr. Sharp has been Of Counsel to Heckscher, Teillon, Terrill & Sager, a law firm located in West Conshohocken, Pennsylvania, since May 1999. He was Of Counsel to Pepper Hamilton LLP, a national law firm headquartered in Philadelphia, Pennsylvania, from December 1996 until May 1999. Mr. Sharp is a member of the Executive and Compensation Committees of the Board of Directors. (Also see Security Ownership of Certain Beneficial Owners and Management.)

DIRECTORS' COMPENSATION

     Each director other than Mr. McDonald receives an annual stipend of $28,000, payable in equal monthly installments, plus a fee of $1,200 for each Board meeting attended. Each director who serves on a committee is paid $1,000 for each meeting attended that is held on a day when a meeting of the Board is not convened and $500 for each meeting attended that is held on a day when a meeting of the Board is convened. Each director serving as chairman of a committee receives an additional stipend of $200 for each committee meeting attended that is held on a day when a meeting of the Board is not convened and $100 for each committee meeting attended held on a day when a meeting of the Board is convened. Each director is also paid $1,000 per day for special assignments in connection with Board or committee activity as designated by the Chairman of the Board. Travel and lodging expenses are reimbursed. Mr. McDonald, the only director who is also an employee of VF, does not receive any compensation in addition to his regular salary for attendance at meetings of the Board or any of its committees. Each director may elect to defer all or part of his or her stipend and fees into equivalent units of VF Common Stock under the VF Deferred Savings Plan for Non-Employee Directors. All Common Stock equivalent units receive dividend equivalents. Deferred sums, including Common Stock equivalent units, are payable in cash to the participant upon termination of service or such later date specified in advance by the participant. Seven directors elected to defer compensation in 2001. VF does not provide pension, medical or life insurance benefits to its non-employee directors.

     Under the VF 1996 Stock Compensation Plan, each director is eligible to receive grants of non-qualified stock options to purchase shares of Common Stock and restricted awards (restricted stock or restricted stock units). Currently, stock options are granted to non-employee directors at a rate of 4,800 per year. Such options have an exercise price equal to fair market value at the date of grant, have a stated term of 10 years and become exercisable one year after the date of grant. Options are exercisable only so long as the optionee remains a director of VF except that, subject to earlier expiration of the option term, options remain exercisable for 36 months after the director's disability or retirement or 12 months after the director's death.

     Each director is eligible to participate in VF's matching gift program for institutions of higher learning and National Public Television and Radio up to an aggregate of $10,000 per year.

                         BOARD MEETINGS AND COMMITTEES

     During 2001, there were eight meetings of the Board of Directors. Each member of the Board attended at least 75% of the total number of meetings of the Board and all committees on which he or she served.

     The Board has Audit, Executive, Finance, Nominating and Governance, Compensation, and Pension Advisory Committees. The following committees of the Board have primary responsibility for audit, nomination or compensation matters and consist solely of non-employee directors.

     AUDIT COMMITTEE: The Audit Committee is governed by a written charter most recently approved by the Board of Directors in 2000. Each of the members of the Audit Committee is independent (as defined by the listing standards of the New York Stock Exchange, the principal securities exchange on which VF Common Stock is listed for trading). The Audit Committee's primary responsibility is to review accounting procedures and methods employed in connection with audit programs and related management policies. Its duties include (1) selecting and recommending to the Board of Directors the independent auditors for VF, (2) reviewing the scope of the audit to be conducted by the independent auditors, (3) meeting with the independent auditors concerning the results of their audit and the selection and disclosure of critical accounting policies and (4) overseeing the scope and adequacy of VF's system of internal accounting controls. The Audit Committee is the principal liaison between the Board of Directors and the independent auditors for VF. The members of the committee are Messrs. Fellows (Chairman), de Bedout, and McCollough and Mrs. Fairbairn. The committee held three meetings during 2001.

     NOMINATING AND GOVERNANCE COMMITTEE: The responsibilities of this committee include (1) screening potential candidates for director and recommending candidates to the Board of Directors, (2) recommending to the Board a succession plan for the Chairman of the Board and Chief Executive Officer, and (3) reviewing and recommending to the Board governance policies and principles for VF. VF's bylaws provide that a shareholder may nominate a person for election as a director if written notice of the shareholder's intent to nominate a person for election as a director is received by the Secretary of VF (1) in the case of an annual meeting, not less than 150 days prior to the date of the annual meeting or (2) in the case of a special meeting at which directors are to be elected, not later than seven days following the day on which notice of the meeting was first mailed to shareholders. The notice must contain specified information about the shareholder and the nominee, including such information as would be required to be included in a proxy statement pursuant to the rules and regulations established by the Securities and Exchange Commission under the 1934 Act. The committee will consider suggestions from VF shareholders, which should be submitted to the Secretary of VF. The committee may refuse to take action on such recommendation, in which case the shareholder proposing the nominee would have to follow the formal procedures set forth in the bylaws. The members of the committee are Mrs. Feigin (Chairman), and Messrs. Fellows and Hurst. The committee held six meetings during 2001.

     COMPENSATION COMMITTEE: It is the responsibility of this committee to review VF's compensation and benefit programs, to consider VF's organizational structure, including management development and succession, except for the Chairman of the Board and Chief Executive Officer, and to make recommendations to the Board regarding such programs and structure. This committee also has responsibility for (1) reviewing and recommending to the Board salary and incentive compensation for VF's Chief Executive Officer and other executive officers and (2) setting performance goals under VF's incentive compensation programs. The members of the committee are Mrs. Fairbairn (Chairman) and Messrs. Hesse, McCollough and Sharp. The committee held three meetings during 2001.

                             EXECUTIVE COMPENSATION

                         COMPENSATION COMMITTEE REPORT

PRINCIPLES OF EXECUTIVE COMPENSATION PROGRAM

     The goals of VF's Executive Compensation Program (the "Program") are to attract and retain highly competent executives, to provide incentives for achieving and exceeding VF's short-term and long-term financial goals and to align the financial objectives of VF's executives with those of its shareholders.

     The Program incorporates three compensation objectives. First, the Program seeks to offer total compensation that is competitive with other large U.S.-based companies with which VF may compete for executive talent. Second, the Program aims to provide annual incentives to executives based on corporate and individual performance and to reward superior performance with superior levels of compensation. Third, the Program seeks to maximize long-term total shareholder return by providing executives with incentives tied to stock value, aligning interests of shareholders and executives. VF balances each of the Program's objectives by establishing target compensation levels for executive pay that are achieved through a combination of base salary, annual incentives and long-term incentives consisting of performance-contingent Common Stock units and stock options.

     VF's philosophy is that a significant portion of each executive's total compensation should be at-risk based on VF's financial performance. The at-risk components of total compensation are progressively greater for higher level positions. For 2001, the at-risk components of the targeted cash compensation and performance-contingent Common Stock unit packages for executive officers named in this proxy statement ranged from 60% to 70%.

COMPETITIVE COMPENSATION TARGETS

     Total compensation targets, consisting of base salary, annual incentive awards and long-term incentive awards, are set annually for designated management positions. Information provided by Towers Perrin, VF's independent compensation consultant, regarding its executive compensation database, which includes executive compensation data for over 500 large U.S. based companies (the "Comparison Group"), as well as information about companies within the S & P Textiles (Apparel) Super Index, was utilized by the Compensation Committee (the "Committee") to establish compensation targets for 2001. In general, VF targets total compensation for each VF executive officer at the 75th percentile of compensation paid to executives in comparable positions within VF's Comparison Group based on targeted performance goals established by the Committee.

     Base Salary: Base salaries are set annually by the Committee. In determining individual salaries, the Committee considers individual contribution, scope of job responsibilities, VF's salary budget, labor market conditions and current compensation, as compared to market practice, based on guidance provided by VF's independent compensation consultant.

     Annual Incentives: Under the VF Executive Incentive Compensation Plan ("EIC Plan"), a performance goal based on VF's basic earnings per share, excluding the effects of extraordinary and non-recurring items, is set each year by the Committee. The Committee establishes a fixed percentage of the mid-point of each executive's salary grade as the executive's targeted annual incentive opportunity under the EIC Plan. Depending upon the level of achievement of the performance goal, annual cash awards may range from 0% to 150% of the targeted incentive opportunity for each EIC Plan participant. The maximum individual award in any year is $1,500,000. The Committee may exercise discretion to reduce awards under the EIC Plan generally or for any individual participant. While it is the policy of the Committee to provide opportunities for annual incentive compensation for achievement of preestablished performance goals based primarily on financial measures, the Committee also retains discretion to pay bonuses reflecting its subjective assessment of the valuable accomplishments of VF's executive officers which, in the Committee's view, cannot always be anticipated in advance or reflected in such preestablished goals.

     Long-Term Incentives: Long-term incentives consist of performance-contingent Common Stock units and stock options.

     Under VF's Mid-Term Incentive Plan (drawn from the VF 1996 Stock Compensation Plan) performance-contingent Common Stock units are earned if VF's average total shareholder return (Common Stock price change plus dividend yield) for a three-year performance period compares favorably to that of a performance peer group, or alternatively, if a specified increase in earnings per share is achieved in the last year of the performance period. For the three-year performance period ended December 31, 2001, the performance peer group consisted of 18 companies significantly engaged in the apparel industry. Depending on the level of achievement of the performance goal, each participant may earn from 0% to 200% of the number of performance-contingent Common Stock units, plus dividend equivalents, targeted by the Committee. Awards are paid in shares of VF Common Stock. At the election of a participant, receipt of awards may be deferred until retirement or until dates specified by the participant.

     Stock options are typically granted annually under the VF 1996 Stock Compensation Plan. Non-qualified stock options have a stated term of 10 years and become exercisable not less than one year after the date of grant. Options are exercisable only so long as the option holder remains an employee of VF or its subsidiaries, except that, subject to earlier expiration of the option term, and to the specific terms and definitions contained in the Stock Compensation Plan, options generally remain exercisable during the period severance payments (if any) are made in the case of involuntary termination of employment; for 36 months after death or retirement under the VF Pension Plan; and for 12 months after termination of employment due to disability.

     The size of individual grants of performance-contingent Common Stock units and options generally increase with the level of responsibility of the executive officer. The grants to each executive officer named in this proxy statement also depend upon the Committee's assessment of the individual's performance. The Committee does not assign specific weighting to these factors.

SUMMARY OF ACTIONS TAKEN BY THE COMPENSATION COMMITTEE

2001 BASE SALARY INCREASES
     At its February 2001 meeting, the Committee approved salary increases to be effective as of January 1, 2001. The base salary increase for each executive officer was based on (i) the Committee's adjustment of the executive's salary grade range, if appropriate, based on market guidance provided by VF's independent compensation consultant, (ii) the Committee's assessment of the individual's salary within his or her salary grade based on the individual's performance and (iii) VF's overall merit increase budget for 2001 of approximately 4.5% for salaries of senior employees after adjustment for salary range changes.

ANNUAL INCENTIVE AWARDS
     At its February 2001 meeting, the Committee established the EIC Plan performance target and the targeted annual incentive awards for each participating executive. The dollar amount of each targeted award was based upon a percentage of the mid-point of the salary range for the executive's position. At its February 2002 meeting, the Committee granted EIC Plan awards to the named executive officers based on the achievement of 85% of the EIC Plan performance target for 2001, excluding the effects of extraordinary and non-recurring items, resulting in a potential pay-out of approximately 40% of the targeted awards. The full Board, upon recommendation of the Committee, also awarded supplemental bonuses to the named executive officers equivalent to approximately 10% of the targeted awards based on the Committee's assessment of their personal achievements during 2001. Total cash bonuses awarded to the named executive officers for 2001 were 40% less than the cash bonuses awarded for 2000.

LONG-TERM INCENTIVE AWARDS
     At its February 2001 meeting, the Committee reviewed VF's philosophy with respect to stock option grants. In order to instill an entrepreneurial spirit among its employees, it is VF's practice to grant options to a significant number of management-level employees. In 2001, stock options were granted to 603 management-level employees. The stock options awarded to the named executive officers were based on the Committee's assessment of the individual's total compensation from a competitive perspective, within the guidelines established by VF, and the executive's performance.

     Performance-contingent Common Stock units under the Mid-Term Incentive Plan were not awarded to the 31 Plan participants for the three-year performance period ended December 31, 2001 because the performance levels set by the Plan were not met for that performance period.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER
     The Chief Executive Officer's base salary, annual incentive awards, and long-term incentive awards follow the policies described above.

     Mr. McDonald's salary increase for 2001 resulted from an adjustment to his salary range based on market guidance provided by VF's independent compensation consultant and a merit increase, based on the Committee's assessment of his performance, in line with

VF's merit increase budget. Mr. McDonald was granted options for 300,000 shares of VF Common Stock based on compensation data provided by VF's independent compensation consultant, together with the projection of total targeted compensation within the guidelines described above, and the Committee's assessment of Mr. McDonald's performance.

     Mr. McDonald's EIC Plan award of $392,500 for 2001 was granted based on the level of achievement of the EIC Plan performance target for 2001, excluding the effects of extraordinary and non-recurring items. Mr. McDonald received a supplemental award of $137,900 based on the Board's assessment of VF's progress during the year under Mr. McDonald's leadership of major strategic initiatives, including reducing inventories by more than $200 million, more than double VF's targeted reduction of $100 million, contributing to exceptionally strong cash flow from operations in 2001 of $685 million, the second highest level in VF's history. VF also reduced costs, strengthened sourcing capabilities and realigned capacity with current demand. In addition, the integration of The North Face, Eastpak and JanSport businesses was initiated contributing to a strong improvement in the profitability of these businesses.

TAX DEDUCTIBILITY CONSIDERATIONS
     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility of compensation in excess of $1 million paid to the executive officers named in this proxy statement, unless certain requirements are met. Stock options and certain performance-based awards under the 1996 Stock Compensation Plan are designed to meet these requirements as are annual bonuses under VF's EIC Plan. It is the present intention of the Compensation Committee to preserve the deductibility of compensation under Section 162(m) to the extent the Committee believes that to do so is consistent with the best interests of shareholders; however, tax deductibility is only one consideration in determining the type and amount of compensation. The Board of Directors maintains discretion to grant awards based on the Board's assessment of individual performance and other relevant factors. Such discretionary awards, including a portion of the supplemental award made to Mr. McDonald for 2001, may not meet the requirements for full deductibility of Section 162(m). In granting any such awards the Board takes into consideration any potential loss of deductibility.

                         Ursula F. Fairbairn, Chairman
                                Daniel R. Hesse
                               W. Alan McCollough
                                 M. Rust Sharp

     The following table sets forth a summary of the compensation paid or accrued for the years 1999 through 2001 by VF to or for the benefit of the named executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                                                   COMPENSATION
                                                        ANNUAL COMPENSATION          AWARDS(1)
  ----------------------------------------------------------------------------------------------------------------
                                                                                 STOCK
                                                                                OPTIONS/     LTIP      ALL OTHER
                    NAME AND                                                      SARS     PAYOUTS      COMPEN-
               PRINCIPAL POSITION               YEAR   SALARY($)    BONUS($)      (#)        ($)      SATION($)(2)
  ----------------------------------------------------------------------------------------------------------------
  M.J. McDonald                                 2001    $960,000    $530,400    300,000    $  --         $12,500
  Chairman, President and                       2000     834,000     878,000    150,000     211,000       30,000
  Chief Executive Officer                       1999     800,000     555,000    150,000     200,000       10,000
  ----------------------------------------------------------------------------------------------------------------
  T.L. Lay                                      2001     495,000     194,600    104,000       --          12,500
  Vice President - Global                       2000     473,200     350,000    104,000      69,000       10,000
  Processes and Chairman -                      1999     375,000     180,000     26,000      66,000       10,000
  International Jeanswear Coalition
  ----------------------------------------------------------------------------------------------------------------
  J.P. Schamberger                              2001     495,000     194,600    104,000       --          12,500
  Vice President and Chairman -                 2000     473,000     350,000    104,000      84,000       10,000
  North & South America Jeanswear &             1999     455,000     220,000     44,000      79,000       10,000
  Playwear Coalitions
  ----------------------------------------------------------------------------------------------------------------
  R.K. Shearer                                  2001     360,000     161,500     84,000       --          12,500
  Vice President and Chief Financial Officer    2000     300,000     290,000     34,000      69,000       13,000
  and Chairman - Outdoor Coalition              1999     278,000     180,000     34,000      66,000       22,000
  ----------------------------------------------------------------------------------------------------------------
  E.C. Wiseman(3)                               2001     345,000     161,500     84,000       --          12,500
  Vice President and Chairman -                 2000     342,500     178,700     13,000      32,000       10,000
  Global Intimate Apparel Coalition

(1) The target number and aggregate value of performance-contingent Common Stock units earnable by the named executive officers at December 29, 2001 were as follows: Mr. McDonald -- 16,125, $623,393; Mr. Lay -- 5,916, $228,713; Mr.
    Schamberger -- 5,916, $228,713; Mr. Shearer -- 4,913, $189,937; and Mr.
    Wiseman -- 4,913, $189,937. Also, at fiscal year-end, Mr. McDonald held 45,020 shares of restricted stock, having an aggregate value of $1,740,473, and Mr. Schamberger held 13,259 restricted shares, having an aggregate value of $512,593, based on the closing price of VF Common Stock on December 29, 2001.

(2) The amount in this column for 2001 represents VF's matching contribution under the Executive Deferred Savings Plan.

(3) Mr. Wiseman was elected to his current position in October 2000.

                           LONG-TERM INCENTIVE AWARDS

                                 STOCK OPTIONS

     This table sets forth for the named executive officers information regarding the grant of stock options by VF in the 2001 fiscal year and their potential realizable values. No stock appreciation rights have been granted to employees other than limited stock appreciation rights, which become exercisable only upon a Change in Control. All stock options were granted under VF's 1996 Stock Compensation Plan, as amended, which is a shareholder-approved plan. This Plan is VF's only plan under which stock options and other equity awards are made. As of December 29, 2001, 7,439,269 shares remained available for future grants under this Plan.

--------------------------------------------------------------------------------
                    OPTIONS GRANTED IN THE 2001 FISCAL YEAR
--------------------------------------------------------------------------------

                                                                               POTENTIAL REALIZABLE VALUE AT
                                                                                  ASSUMED ANNUAL RATES OF
                                                                               STOCK PRICE APPRECIATION FOR
                          INDIVIDUAL GRANTS(1)                                        OPTION TERM(2)
-------------------------------------------------------------------------------------------------------------------
                         NO. OF       % OF TOTAL
                       SECURITIES      OPTIONS      EXERCISE
                       UNDERLYING     GRANTED TO    OR BASE
                         OPTIONS     EMPLOYEES IN    PRICE     EXPIRATION
NAME                   GRANTED(#)    FISCAL YEAR     ($/SH)       DATE             5%                10%
-------------------------------------------------------------------------------------------------------------------
 M.J. McDonald           150,000         6.3%        $35.40      2/2011           $3,339,000         $8,463,000
                         150,000         6.3%        $38.50      4/2011            3,631,500          9,204,000
 T.L. Lay                104,000         4.4%        $35.40      2/2011            2,315,000          5,867,700
 J.P. Schamberger        104,000         4.4%        $35.40      2/2011            2,315,000          5,867,700
 R.K. Shearer             84,000         3.5%        $35.40      2/2011            1,869,800          4,739,300
 E.C. Wiseman             84,000         3.5%        $35.40      2/2011            1,869,800          4,739,300

(1) Except as otherwise indicated, all of the options were non-qualified stock options granted in February 2001. Options generally become exercisable on the anniversary of the date of grant. An option for 150,000 shares was granted to Mr. McDonald in February 2001 and a second option for 150,000 shares was granted in April 2001. Mr. McDonald's options become exercisable as follows: 100,000 shares in 2002; 100,000 shares in 2003; and 100,000 shares in 2004. The options granted to Messrs. Schamberger and Lay become exercisable as follows: 44,000 shares in 2002; 30,000 shares in 2004; and 30,000 shares in 2005. The options granted to Messrs. Shearer and Wiseman become exercisable as follows: 34,000 shares in 2002; 25,000 shares in 2003; and 25,000 shares in 2004. Options generally become fully exercisable upon a Change in Control. All options have a ten-year term but, in the event of certain terminations of the optionee's employment, the option will expire on an accelerated basis, as follows: 36 months after retirement or death; 12 months after termination due to disability; at the end of the period severance payments are made (if any) in the case of involuntary termination; and at the time of any voluntary termination.

(2) The dollar gains under these columns result from calculations assuming 5% and 10% growth rates as set by the Securities and Exchange Commission and are not intended to forecast future price appreciation of VF Common Stock. It is important to note that options have value to recipients, including the named executive officers, only if the stock price appreciates beyond the exercise price shown in the table during the effective option period.

     The following table sets forth for each of the named executive officers information regarding stock options exercised by them during the 2001 fiscal year, together with the number and value of stock options held at 2001 fiscal year end, each on an aggregate basis.

-----------------------------------------------------------------------------------------------------
        AGGREGATED OPTION EXERCISES IN THE 2001 FISCAL YEAR AND FISCAL YEAR-END OPTION VALUE
-----------------------------------------------------------------------------------------------------
                                                                                  VALUE OF
                                                           NUMBER OF             UNEXERCISED
                                                          UNEXERCISED           IN-THE-MONEY
                                                           OPTIONS AT            OPTIONS AT
                                                        FISCAL YEAR-END      FISCAL YEAR-END(1)
                                                       ------------------   ---------------------
                          NUMBER OF                           (#)                    ($)
                       SHARES ACQUIRED      VALUE         EXERCISABLE/          EXERCISABLE/
NAME                   ON EXERCISE(#)    REALIZED($)     UNEXERCISABLE          UNEXERCISABLE
-----------------------------------------------------------------------------------------------------
 M.J. McDonald             156,000       $2,125,200     840,000/300,000     $5,736,400/$  513,000
 T.L. Lay                   47,000          692,600     137,000/164,000        850,600/ 1,086,600
 J.P. Schamberger           76,000        1,074,700     176,000/164,000        731,300/ 1,086,600
 R.K. Shearer               11,000          157,600     107,000/ 84,000        642,300/   273,800
 E.C. Wiseman                   --               --      53,800/ 84,000        295,700/   273,800
-----------------------------------------------------------------------------------------------------

    (1) Market value of underlying shares at fiscal year-end based on the fiscal year-end market price of $38.66 per share, minus the exercise price.

                   PERFORMANCE-CONTINGENT COMMON STOCK UNITS

     This table gives information concerning the awards to the named executive officers made in 2001 for the three-year performance period of 2001 through 2003 under the Mid-Term Incentive Plan, a subplan under the VF 1996 Stock Compensation Plan. Under this Plan, the executives were awarded performance-contingent Common Stock units, which gave them the opportunity to earn shares of VF Common Stock. Actual payout of these shares is determined by a non-discretionary formula that compares VF's average total shareholder return (change in Common Stock price plus reinvestment of dividends) over the performance period to that of a peer group of companies significantly engaged in the apparel industry, or alternatively, a portion of the shares is earnable if a specified increase in earnings per share is achieved in the last year of the performance period.

----------------------------------------------------------------------------------------------
                   LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR
----------------------------------------------------------------------------------------------
                                                            ESTIMATED FUTURE PAYOUT UNDER
                                                          NON-STOCK PRICE-BASED PLANS(1, 2)
----------------------------------------------------------------------------------------------
                         NAME                           THRESHOLD(#)    TARGET(#)   MAXIMUM(#)
----------------------------------------------------------------------------------------------
 M.J. McDonald                                              4,574         9,147       18,294
 T.L. Lay                                                   1,486         2,971        5,942
 J.P. Schamberger                                           1,486         2,971        5,942
 R.K. Shearer                                               1,238         2,475        4,950
 E.C. Wiseman                                               1,238         2,475        4,950
----------------------------------------------------------------------------------------------

    (1) The actual number of shares, if any, that will be paid out at the end of the applicable period cannot be determined because the shares earned by the named executive officers will be based on VF's future performance and the future performance of the peer group.

    (2) If VF's performance is below the 40th percentile of the range relative to the performance peer group, then no shares will be earned unless VF's earnings per share in the last year of the performance period increase by a targeted percentage, in which event the "Threshold" number of shares may be earned. To the extent that VF's performance exceeds the 40th percentile of the performance range of the performance peer group, the minimum shares that will be earned is shown in the "Threshold" column. The "Target" number of shares shown will be earned if VF's performance equals the 50th percentile of the performance range of the peer group, and the "Maximum" number of shares shown will be earned if VF's performance equals the 90th percentile of the performance range of the peer group. Varying amounts between the threshold and target and between target and maximum may be earned for performance at levels between the 40th and 50th or between the 50th and 90th percentiles.

                              FUTURE REMUNERATION

PENSION PLAN
     VF maintains and contributes to the VF Corporation Pension Plan (the "Pension Plan"), a defined benefit plan that covers all of VF's domestic employees, including the named executive officers.

     The following table reflects estimated annual benefits that would be payable, without regard to any limitation imposed by the Internal Revenue Code or the Employee Retirement Income Security Act of 1974 ("ERISA"), under the Pension Plan upon retirement of individuals in the specified remuneration and years of service classifications. Benefits under the Pension Plan are determined based on average salary and bonus compensation from January 1, 1999, with no less than five years immediately preceding retirement included in the average.

-----------------------------------------------------------------------
  ASSUMED AVERAGE
ANNUAL COMPENSATION    ESTIMATED ANNUAL BENEFITS BASED ON SERVICE OF:
-----------------------------------------------------------------------
                      10 YEARS   15 YEARS   20 YEARS   25 YEARS OR MORE
-----------------------------------------------------------------------
    $  600,000        $106,000   $159,000   $212,000      $  265,000
       800,000         142,000    213,000    284,000         355,000
     1,100,000         196,000    294,000    392,000         490,000
     1,250,000         223,000    334,000    446,000         557,000
     1,500,000         268,000    402,000    536,000         670,000
     2,000,000         358,000    537,000    716,000         895,000
     2,250,000         403,000    605,000    806,000       1,007,000
     2,500,000         448,000    672,000    896,000       1,120,000
     2,750,000         493,000    739,000    986,000       1,232,000

--------------------------------------------------------------------------------

     Benefits that are not payable under the Pension Plan because of certain Code and/or ERISA limitations are provided pursuant to VF's Supplemental Executive Retirement Plan (see below). The amounts in the table have been computed on a straight life annuity basis and include entitlements from the Pension Plan and the Supplemental Executive Retirement Plan, as applicable.

     Each of the named executive officers has credited years of service under the Pension Plan as follows: Mr. McDonald -- 19 years; Mr. Lay -- 28 years; Mr. Schamberger -- 29 years; Mr. Shearer -- 15 years; and Mr. Wiseman -- 6 years. The Pension Plan provides that if it is "Overfunded" upon the occurrence of a "Change in Control" of VF (as those terms are defined in the Pension Plan), certain Pension Plan assets in excess of those needed to meet expected benefit entitlements are to be used fully and irrevocably to vest each participant's accrued benefit and provide increases in accrued benefits for active participants, retired participants, surviving spouses and beneficiaries and terminated vested participants. The Pension Plan is considered "Overfunded" to the extent that the fair market value of Pension Plan assets exceeds Pension Plan liabilities (primarily the actuarial present value of Pension Plan benefit entitlements).

     Had there been a Change in Control as of the end of VF's 2001 fiscal year, the named executive officers would have estimated annual benefits vested (excluding any allocation of excess pension assets to participants) under the Pension Plan (without regard to Code and/or ERISA limitations) in approximately the following amounts: Mr. McDonald -- $640,000; Mr. Lay -- $228,100; Mr. Schamberger -- $271,000; Mr. Shearer -- $129,000; and Mr. Wiseman -- $47,700.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     The Supplemental Executive Retirement Plan (the "SERP") is an unfunded, non-qualified plan for eligible participants designed (i) to restore benefits lost under the Pension Plan due to (a) the maximum legal limit of pension benefits imposed under ERISA and the Code and (b) an election to defer compensation under VF's Deferred Compensation Plan and/or Executive Deferred Savings Plan and (ii) to supplement the Pension Plan benefits of those senior executives whose tenure may be relatively short by virtue of having joined VF in mid-career or who lost pension benefits with former employers as a result of an early separation from service.

     At the end of VF's 2001 fiscal year, the combined retirement income from the Pension Plan and the SERP for each of the named executive officers would be an amount equal to his Pension Plan benefit calculated (i) without regard to any limitation imposed by the Code or ERISA, (ii) without regard to his participation in the Deferred Compensation Plan or the Executive Deferred Savings Plan, and (iii) on the basis of the average of the highest three years of his salary and bonus compensation during the five-year period immediately preceding retirement. In addition, Mr. McDonald's combined retirement income from the Pension Plan and the SERP is calculated as if he had 25 credited years of service.

     SERP benefits will become funded upon a "Change in Control" of VF, as defined in the Change in Control Agreements described below. In this regard, VF has established a trust with Wachovia Corporation, as Trustee (the "SERP Trust"). VF may fund the SERP Trust at any time to secure payment of certain SERP benefits not otherwise paid by VF. Upon a Change in Control, VF is required to fund the SERP Trust, which becomes irrevocable.

     Had there been a Change in Control as of March 5, 2002, the estimated annual benefits vested under the SERP and payable beginning at age 65 for each of the named executive officers would have been as follows: Mr.
McDonald -- $962,700; Mr. Lay -- $245,200; Mr. Schamberger -- $298,800; Mr.
Shearer -- $141,800; and Mr. Wiseman -- $52,400.

CHANGE IN CONTROL AND OTHER ARRANGEMENTS

     VF has entered into Change in Control Agreements with certain of its executives. These Agreements provide severance benefits to the designated executives in the event their employment is terminated within a specified period after a "Change in Control" of VF, as such term is defined in the Agreements.

     The Agreements generally have a term of three years with automatic annual extensions. The Agreements may be terminated, subject to the limitations outlined below, by VF upon notice to the executive and are automatically terminated if the executive's employment with VF ceases. VF may not terminate the Agreements (i) if it has knowledge that any third person has taken steps or has announced an intention to take steps reasonably calculated to effect a Change in Control or (ii) within a specified period of time after a Change in Control occurs. Severance benefits payable to the named executive officers include the lump sum payment of an amount equal to 2.99 times the executive's average annual compensation for the five taxable years ending prior to the date on which a Change in Control of VF occurred.

     There are no limitations on the total payments to be made to an executive in the event of termination of employment upon a Change in Control to prevent such payments from constituting excess "parachute payments" (as that term is defined in the Code). Executives also receive additional payments under the Agreements to reimburse them for any increased taxes, penalties and interest resulting from severance payments under the Agreements by reason of such payments being treated as excess parachute payments.

     Had there been a Change in Control as of March 5, 2002, approximate payments under the Agreements upon severance of the named executive officers would have been as follows (excluding applicable reimbursements for increased taxes, penalties and interest, if any): Mr. McDonald -- $5,722,100; Mr.
Lay -- $2,266,500; Mr. Schamberger -- $2,928,400; Mr. Shearer -- $1,781,900; and
Mr. Wiseman -- $1,346,400.

     Under the terms of the Agreements, the executives also would be entitled to supplemental benefits, such as accelerated rights to exercise stock options, accelerated lapse of restrictions on restricted stock and restricted stock units, lump sum payments under the VF SERP, continued life and medical insurance for specified periods after termination, entitlements under retirement plans and a lump sum payment upon attaining retirement age. Upon a Change in Control, VF also will pay all reasonable legal fees and related expenses incurred by the executives as a result of the termination of their employment or in obtaining or enforcing any right or benefit provided by the Agreements.

     VF maintains an Executive Deferred Savings Plan (the "EDS Plan"), which is an unfunded, non-qualified deferred compensation arrangement for a select group of management and highly compensated employees of VF and certain of its subsidiaries. The EDS Plan permits an eligible employee to defer the receipt of a specified portion of his or her compensation until the date of retirement, disability, death or termination of employment. In 2001, VF matched 50% of the first $25,000 deferred by each participant. Upon a Change in Control of VF, matching contributions become fully vested and VF is required to fully fund the amount accrued for each employee.

     The named executive officers, other than Mr. Wiseman, participate in the leveraged Employee Stock Ownership Plan (the "ESOP") feature of the VF Tax-Advantaged Savings Plan for Salaried Employees (the "TAS Plan"). The TAS Plan provides that upon a Change in Control of VF, VF immediately will make a contribution to the TAS Plan in an amount sufficient to repay the balance of all outstanding "Acquisition Loans" used by the ESOP to purchase Series B Stock, and unallocated shares of Series B Stock will be allocated to participants' accounts in proportion to their compensation. At December 31, 2001, 57,591 shares were unallocated under the ESOP.

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return on VF Common Stock with that of the Standard & Poor's ("S&P") 500 stock index and the S&P Textiles (Apparel) Super Index ("Textiles Super") for the five years ended December 31, 2001. The graph assumes that $100 was invested on January 1, 1997, in each of VF Common Stock, the S&P 500, and the Textiles Super indices, and that all dividends were reinvested.

                    COMPARISON OF FIVE-YEAR TOTAL RETURN OF
               VF COMMON STOCK, S&P 500 INDEX, AND TEXTILES SUPER
         VF COMMON STOCK CLOSING PRICE ON DECEMBER 31, 2001 WAS $39.01
[TOTAL SHAREHOLDER RETURNS LINE GRAPH]

                                                         VF CORP                  S&P 500 INDEX              TEXTILES SUPER
                                                         -------                  -------------              --------------
1996                                                     100.00                      100.00                      100.00
1997                                                     140.35                      133.36                      109.16
1998                                                     143.98                      171.48                       92.12
1999                                                      94.32                      207.56                       74.23
2000                                                     117.82                      188.66                       81.92
2001                                                     130.28                      166.24                       88.57

     OVER A FIVE-YEAR PERIOD, VF'S TOTAL RETURN OF 30.28% COMPARES WITH 66.24% AND (11.43)% FOR THE S&P 500 AND THE TEXTILES SUPER INDICES, RESPECTIVELY.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

CERTAIN BENEFICIAL OWNERS

     Shown below are persons known by VF to have voting power and/or dispositive power over more than 5% of its Common Stock or Series B Stock, as well as certain other information, all as of March 5, 2002, except as otherwise indicated in the footnotes below.

------------------------------------------------------------------------------------------------
                      BENEFICIAL OWNER                              AMOUNT OF           PERCENT
                  AND NATURE OF OWNERSHIP                    BENEFICIAL OWNERSHIP(1)    OF CLASS
------------------------------------------------------------------------------------------------
                                          Common Stock
Ursula F. Fairbairn, M. Rust Sharp and PNC Bank, N.A., P.O.
Box 7648, Philadelphia, PA 19101, as Trustees under Deeds of
Trust dated August 21, 1951(2,3,4)..........................    13,945,336 shares        12.65%
Ursula F. Fairbairn, M. Rust Sharp and PNC Bank, N.A., P.O.
Box 7648, Philadelphia, PA 19101, as Trustees under the Will
of John E. Barbey, deceased(2,3,4)..........................     8,977,952 shares         8.14%
                                                                -----------------
               Total........................................    22,923,288 shares        20.79%
AXA Financial, Inc. 1290 Avenue of the Americas New York,
New York 10104(5)...........................................    13,300,134 shares        12.06%
Capital Group International, Inc. 11100 Santa Monica
Boulevard Los Angeles, CA 90025(6)..........................     9,290,350 shares         8.42%
Dodge & Cox One Sansome St., 35th Floor San Francisco, CA
94104(7)....................................................     8,842,460 shares         8.02%
                           Series B ESOP Convertible Preferred Stock
Fidelity Management Trust Company, 82 Devonshire Street,
H11D, Boston, MA 02109-3614, as Trustee of VF's
Tax-Advantaged Savings Plan for Salaried Employees..........     1,477,930 shares          100%
------------------------------------------------------------------------------------------------

(1) None of the shares in this column is known to be a share with respect to which any of the listed owners has the right to acquire beneficial ownership, as specified in Rule 13d-3(d)(1) under the 1934 Act.

(2) Mrs. Fairbairn and Mr. Sharp are directors of VF.

(3) Present life tenants and remaindermen under the Will are various. All present life tenants and all or most future life tenants and/or remaindermen under the Deeds of Trust are, or will be, descendants of John E. Barbey. No individual life tenant or remainderman may, within 60 days, attain beneficial ownership, as specified in Rule 13d-3(d)(1) under the 1934 Act, which exceeds 5% of the outstanding shares.

(4) Including shares in the above table, PNC Bank, N.A. and its affiliates held a total of 23,027,186 shares (20.88% of the class outstanding) of the VF Common Stock in various trust and agency accounts on December 31, 2001. As to all such shares, the Bank and its affiliates had sole voting power over 91,664 shares, shared voting power over 22,931,522 shares, sole dispositive power over 24,209 shares and shared dispositive power over 22,971,222 shares.

(5) AXA Conseil Vie Assurance Mutuelle ("Conseil"), AXA Assurances I.A.R.D. Mutuelle ("IARD"), AXA Assurances Vie Mutuelle ("Vie") and AXA Courtage Assurance Mutuelle ("Courtage"), as a group (collectively, the "Mutuelles AXA"), together with AXA and with AXA Financial, Inc. ("AXA Financial"), filed a joint Amendment No. 2 to Schedule 13G with the SEC on February 12, 2002. That Schedule 13G/A shows that, at December 31, 2001, Mutuelles AXA, AXA, and AXA Financial as a group may be deemed to beneficially own the number of shares reported in the table above, including sole power to vote 6,609,341 shares, shared power to vote 1,598,117 shares, sole power to dispose of 13,267,534 shares, and shared power to dispose of 32,600 shares. Of these shares, 13,266,734 are beneficially owned through Alliance Capital Management, L.P., a subsidiary of AXA Financial that operates independently from AXA Financial. AXA owns AXA Financial, and Mutuelles AXA as a group controls AXA. Addresses of these entities are as follows: Conseil, IARD, and Vie, 370, rue Saint Honore, 75001 Paris, France; Courtage, 26, rue Louis le Grand, 75002 Paris, France; and AXA, 25 avenue Matignon, 75008 Paris, France.

(6) The information in the above table concerning Capital Group International, Inc., the parent company of a group of management companies, was obtained from a Schedule 13G filed with the Securities and Exchange Commission on February 11, 2002, reporting beneficial ownership at December 31, 2001. Capital Group International, Inc. reported that it had sole voting power over 8,396,020 shares and sole dispositive power over 9,290,350 shares.

(7) The information in the above table concerning Dodge & Cox was obtained from a Schedule 13G filed with the Securities and Exchange Commission on February 8, 2002, reporting beneficial ownership at December 31, 2001. Dodge & Cox reported that it had sole voting power over 8,252,260 shares, shared voting power over 121,200 shares and sole dispositive power over 8,842,460 shares.

COMMON STOCK OWNERSHIP OF MANAGEMENT

     The following table reflects, as of March 5, 2002, the total beneficial ownership of VF Common Stock by each director and nominee for director, and each named executive officer on March 5, 2002, and by all directors and executive officers as a group. Each named individual and all members of the group exercise sole voting and dispositive power, except as indicated in the footnotes. Share ownership of Mrs. Fairbairn and Mr. Sharp includes 22,923,288 shares reported above under Certain Beneficial Owners, as to which they share voting and dispositive power with PNC Bank, N.A., as Trustees.

--------------------------------------------------------------------------------------------
                                                                   TOTAL SHARES
                 NAME OF BENEFICIAL OWNER                   BENEFICIALLY OWNED(1,2,3,4)
--------------------------------------------------------------------------------------------
Directors:
  Robert D. Buzzell.......................................              29,800
  Edward E. Crutchfield...................................              42,634
  Juan Ernesto de Bedout..................................               7,704
  Ursula F. Fairbairn.....................................          22,962,907
  Barbara S. Feigin.......................................              48,706
  George Fellows..........................................              20,200
  Daniel R. Hesse.........................................              12,360
  Robert J. Hurst.........................................              45,603
  W. Alan McCollough......................................               5,864
  M. Rust Sharp...........................................          22,959,843

Named Executive Officers:
  Mackey J. McDonald......................................           1,052,638(5)
  Terry L. Lay............................................             157,736
  John P. Schamberger.....................................             283,524(6)
  Robert K. Shearer.......................................             157,451
  Eric C. Wiseman.........................................              92,432
All Directors and Executive Officers as a Group (19
  persons)................................................          25,364,610
--------------------------------------------------------------------------------------------

(1) Shares owned include shares held in trusts as of December 31, 2001 in connection with employee benefit plans, as to which the following participants share voting power but have no present dispositive power: Mr. McDonald -- 38,025 shares; Mr. Lay -- 1,321 shares; and all directors and executive officers as a group -- 67,349 shares. Does not include shares of Series B Stock held in trust in connection with an employee benefit plan, as to which participants also share voting power but have no present dispositive power (and no power to direct conversion into Common Stock), as follows: Mr. McDonald -- 239 shares; Mr. Lay -- 340 shares; Mr. Schamberger -- 366 shares; Mr.
    Shearer -- 406 shares; and all executive officers as a group -- 1,876 shares. Shares owned also include shares held as of December 31, 2001 in trust in connection with employee benefit plans, as to which the following participants have no dispositive power and shared voting power: Mr.
    McDonald -- 1,207 shares; Mr. Lay -- 1,108 shares; Mr. Shearer -- 363 shares; and all executive officers as a group -- 4,747 shares. Shares owned also include shares held in a trust in connection with the VF Deferred Savings Plan for Non-Employee Directors as to which the following directors have shared voting power but do not have dispositive power: Mr. de
    Bedout -- 904 shares; Mrs. Fairbairn -- 5,939 shares; Mrs. Feigin -- 5,306 shares; Mr. Hesse -- 2,760 shares; Mr. Hurst -- 9,003 shares; Mr.
    McCollough -- 1,064 shares; and Mr. Sharp -- 2,755 shares.

(2) Shares owned also include the following number of stock options that are exercisable as of March 5, 2002, or within 60 days thereafter: Mr. McDonald -- 940,000; Mr. Lay -- 151,000; Mr. Schamberger -- 250,000; Mr.
    Shearer -- 141,000; Mr. Wiseman -- 87,800; Mr. Buzzell -- 28,200; Mr.
    Crutchfield -- 19,200; Mr. de Bedout -- 4,800; Mrs. Fairbairn -- 31,800; Mrs. Feigin -- 39,600; Mr. Fellows -- 19,200; Mr. Hesse -- 9,600; Mr.
    Hurst -- 31,800; Mr. McCollough -- 4,800; and Mr. Sharp -- 31,800.

(3) Other than Mrs. Fairbairn and Mr. Sharp, who are deemed to beneficially own 20.82% of the Common Stock outstanding, the percentage of shares owned beneficially by each named person does not exceed 1% of the Common Stock outstanding. The percentage of shares owned beneficially by all directors and executive officers as a group was 23% of the Common Stock outstanding.

(4) Shares owned include units of VF Common Stock equivalents that are deferred under the VF Stock Compensation Plan, as follows: Mr. McDonald -- 13,040; Mr. Lay -- 4,288; Mr. Schamberger -- 5,179; Mr. Shearer -- 4,288; and all executive officers as a group -- 35,563 shares. These units are fully vested and will be paid out in shares of Common Stock upon expiration of the deferral period, including upon certain types of termination of service. Holders of these units do not have current voting or dispositive power with respect to the shares deliverable in settlement of these units.

(5) Mr. McDonald is also a Director. Shares owned include 45,020 shares of restricted stock over which Mr. McDonald holds voting power but not dispositive power.

(6) Includes 13,259 shares of restricted stock over which Mr. Schamberger holds voting power but not dispositive power.

                                   ITEM NO. 2
                         RATIFICATION OF THE SELECTION
                           OF INDEPENDENT ACCOUNTANTS

     SELECTION OF INDEPENDENT ACCOUNTANTS. Upon the recommendation of the Audit Committee and subject to shareholder approval, the Board of Directors has retained PricewaterhouseCoopers LLP as VF's independent accountants for the fiscal year ending January 4, 2003. PricewaterhouseCoopers LLP served as VF's independent accountants for the fiscal year ending December 29, 2001. In recommending to the Board that PricewaterhouseCoopers LLP be retained as the Company's independent accountants, the Audit Committee considered whether the provision of non-audit services by PricewaterhouseCoopers LLP was compatible with maintaining PricewaterhouseCoopers LLP's independence and concluded that it was. A representative of PricewaterhouseCoopers LLP will be present at the meeting. The representative will be given an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions. If shareholders do not ratify the selection of PricewaterhouseCoopers LLP, the Board of Directors will reconsider the selection of independent accountants.

THE VF BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF
                          PRICEWATERHOUSECOOPERS LLP.

     PROFESSIONAL FEES OF PRICEWATERHOUSECOOPERS LLP. The following summarizes the estimated fees of PricewaterhouseCoopers LLP for services rendered to VF during 2001:

     Audit Fees: The aggregate fees billed or to be billed for professional services rendered for the audit of VF's consolidated financial statements for the fiscal year ended December 29, 2001 and the reviews of the financial statements included in VF's Forms 10-Q for that fiscal year were $741,000.

     Financial Information Systems Design and Implementation
Fees: PricewaterhouseCoopers LLP did not provide financial information systems design or implementation services to VF during 2001.

     All Other Fees: All other fees paid or payable by VF for services other than audit services rendered during 2001 by PricewaterhouseCoopers LLP are estimated at $2.4 million. The foregoing services consisted primarily of certain services that VF considers to be audit-related: statutory audits of foreign subsidiaries ($640,000); and certain services that VF does not consider to be audit-related: corporate tax planning and compliance ($560,000); tax compliance for expatriate employees ($680,000); assistance with reorganization of VF's domestic Intimate Apparel businesses ($325,000); and other management advisory services ($180,000).

     REPORT OF THE AUDIT COMMITTEE. The Audit Committee reports as follows with respect to the audit of VF's consolidated financial statements for the fiscal year ended December 29, 2001 (the "2001 Financial Statements"). At the meeting of the Audit Committee held in February 2002, the Audit Committee (i) reviewed and discussed with management the 2001 Financial Statements; (ii) discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Statement of Auditing Standards No. 61 (Communication with Audit Committees) which include, among other items, matters related to the conduct of the audit of the 2001 Financial Statements; and (iii) received from PricewaterhouseCoopers LLP disclosures regarding their independence required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with PricewaterhouseCoopers LLP their independence from VF. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the 2001 Financial Statements as audited by PricewaterhouseCoopers LLP be included in VF's Annual Report on Form 10-K for the fiscal year ended December 29, 2001 to be filed with the Securities and Exchange Commission.

                            George Fellows, Chairman
                             Juan Ernesto de Bedout
                              Ursula F. Fairbairn
                               W. Alan McCollough

                                   ITEM NO. 3

                             SHAREHOLDER PROPOSALS

     VF has been notified that two shareholders intend to present proposals for consideration at the Meeting. The address of each of the proponents identified below will be furnished by the Secretary of VF to any person, orally or in writing, as requested, promptly following receipt of any oral or written request.

SHAREHOLDER PROPOSAL 1

     VF has been notified that the Trust for the International Brotherhood of Electrical Workers' Pension Benefit Fund ("IBEW Trust"), beneficial owner of 4,062 shares of VF Common Stock, will have the following resolution presented at the meeting:

          "RESOLVED: That the shareholders of VF Corporation ("Company") request that the Board of Directors adopt a policy stating that the public accounting firm retained by our Company to provide audit services, or any affiliated company, should not also be retained to provide non-audit services to our Company.

     "SUPPORTING STATEMENT

          "The role of independent auditors in ensuring the integrity of the financial statements of public corporations is fundamentally important to the efficient and effective operation of the financial markets. The U.S. Securities and Exchange Commission recently stated:

             "Independent auditors have an important public trust. Investors must be able to rely on issuers' financial statements. It is the auditor's opinion that furnishes investors with critical assurance that the financial statements have been subjected to a rigorous examination by an objective, impartial, and skilled professional, and that investors, therefore, can rely on them. If investors do not believe that an auditor is independent of a company, they will derive little confidence from the auditor's opinion and will be far less likely to invest in that public company's securities. (Securities and Exchange Commission, "Final Rule: Revision of the Commission's Audit Independence Requirements," Release 33-7919 (Feb. 5, 2001) ("Release 33-7919").)

          "It is critically important to the integrity of the auditing process and the confidence of investors that those firms performing audits for public corporations avoid business relationships that might compromise their independence or raise the perception of compromised judgment. At the heart of the challenge to auditor independence is the growing level of business and financial relationships developing between audit firms and their clients. Release 33-7919 identifies these growing business relationships that threaten auditor independence:

             "Accounting firms have woven an increasingly complex web of business and financial relationships with their audit clients. The nature of the non-audit services that accounting firms provide to their audit clients has changed, and the revenues from these services have dramatically increased.

          "The growth of non-audit revenues represents a trend that has been accelerating dramatically in the last several years, with non-audit fees for consulting or advisory services exceeding audit fees at many companies. Our Company is in the category of companies that pays its audit firm more for non-audit advisory services than it does for audit services. The Company's most recent proxy statement indicated that PricewaterhouseCoopers LLP billed $989,000 for audit services, while billing an estimated $5.1 million for non-audit services rendered.

          "We believe that this financial "web of business and financial relationships" may at a minimum create the perception of a conflict of interest that could result in a lack of owner and investor confidence in the integrity of the Company's financial statements. As long-term shareowners, we believe that the best means of addressing this issue is to prohibit any audit firm retained by our Company to perform audit services from receiving payment for any non-audit services performed by the firm. We urge your support for this resolution designed to protect the integrity of the Company's auditing and financial reporting processes."

                  THE VF BOARD OF DIRECTORS RECOMMENDS A VOTE
                AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

     Obtaining proper assurance that our outside auditors are independent is one of the most important functions of the Audit Committee of our Board of Directors. The Board and the Audit Committee have taken specific steps to protect the independence of our outside auditors. However, to help VF achieve its mission, VF, with Audit Committee oversight, needs to maintain flexibility to select accounting professionals to assist the Company, including in some cases asking our independent auditors to provide services that do not fit within the Securities and Exchange Commission's ("SEC") narrow definition of "audit services." As described below, audit-related services that do not fit within the SEC's definition of "audit services" include, among other things, statutory audits of international subsidiaries, "comfort letters" related to sales of securities, compliance letters for lenders and consultation on accounting treatment of proposed transactions.

     The strict rule proposed by the IBEW Trust would bar VF from obtaining any non-audit services from our independent auditors. The IBEW Trust argues that the "growth" of non-audit fees, particularly the payment of non-audit fees that exceed the amount of the audit fees in any given year, poses a threat to the independence of our auditors. We certainly agree that preserving auditor independence is fundamentally important. But we do not agree that paying for non-audit services in any amount or of any kind jeopardizes the independence of our independent auditors.

     In fact, the IBEW Trust's strict rule would hurt VF. In some cases we are required to obtain non-audit services from our independent auditors. For example, when we sell securities, underwriters require our auditors to furnish comfort letters, and the SEC requires that our registration statements include our audited financial statements. Our auditors must perform substantial work in order to consent to our use of their audit opinion on our financial statements or to issue comfort letters in these circumstances. Also, we have a credit agreement that requires us each year to deliver to our lending group a compliance statement from our independent auditors confirming, among other things, certain financial calculations. None of these services are within the definition of "audit services" used by the SEC and referred to in the IBEW Trust's proposal.

     There are still other cases when it makes good sense to ask our outside auditors to provide non-audit services. Our independent auditors apply extensive or limited procedures to the financial statements of our international subsidiaries in connection with the audit of the financial statements of VF. Many of these international subsidiaries are required to file statutory audit reports with governmental authorities. Since our outside auditors are already familiar with our companies' books and records, it is cost effective to engage them for these audits, which are considered to be "non-audit" services by the SEC. Application of accounting rules requires judgment; it is not a black-and-white exercise. By consulting with the same independent accounting firm that will audit our financial statements while we are planning and negotiating transactions, we gain assurance that we will apply the proper accounting treatment when the transaction occurs. Similarly, tax services are generally provided by a company's audit firm because business issues almost always have both tax and accounting ramifications. Again, the IBEW Trust's proposal would prohibit us from engaging our independent auditors to perform these functions.

     Even the fees we pay our independent auditors to attend our Annual Meeting of Shareholders and be available to answer questions are not considered audit fees by the SEC, and could not be paid under the IBEW Trust's proposal.

     Because the Board and the Audit Committee recognize the importance of auditor independence, they have already taken a number of steps to ensure the independence of our auditors, including the following:

     - THE BOARD HAS ADOPTED A CHARTER FOR THE AUDIT COMMITTEE REQUIRING THE COMMITTEE TO REVIEW AND CONFIRM THE INDEPENDENCE OF THE OUTSIDE AUDITORS.

     - THE AUDIT COMMITTEE IS COMPOSED ENTIRELY OF INDEPENDENT DIRECTORS.

     - THE AUDIT COMMITTEE ANNUALLY MEETS WITH THE INDEPENDENT AUDITORS FOR THE SPECIFIC PURPOSE OF REVIEWING THEIR INDEPENDENCE.

     - THE AUDIT COMMITTEE HAS ADOPTED A POLICY TO PROHIBIT THE RETENTION OF OUR INDEPENDENT AUDITORS FOR CERTAIN FUNCTIONS, specifically (i) design and implementation of financial information systems and (ii) performance of internal auditing functions or services augmenting the internal audit.

     - THE AUDIT COMMITTEE HAS ADOPTED A POLICY TO REQUIRE AUDIT COMMITTEE PRE-CLEARANCE OF SUBSTANTIAL NON-AUDIT ENGAGEMENTS OF OUR INDEPENDENT AUDITORS BY MANAGEMENT. Specifically, the Audit Committee Chairman must approve any engagement expected to generate fees of $250,000 or more, and the full Audit Committee must approve any assignment expected to generate fees exceeding $1 million.

     When the SEC recently strengthened the rules on auditor independence, it rejected calls to prohibit all non-audit services by an independent auditor. The SEC concluded that the risk to auditor independence posed by use of independent auditors for non-audit services was not best addressed by the black-and-white rule proposed by the IBEW Trust barring all non-audit services.

     In light of recent events described in the press, there are a number of public and private initiatives to further strengthen the independence requirements to which outside auditors are subject. Your Board and Audit Committee will be monitoring these developments closely.

     In the meantime, the best approach to the issue of auditor independence is the one being taken by VF's Board, namely to charge the Audit Committee with primary responsibility to obtain proper assurance of our outside auditors' independence from VF. The Audit Committee can make the judgments required to enable VF to obtain the accounting and professional help it needs, without jeopardizing the independence of our outside auditors.

 THE VF BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

SHAREHOLDER PROPOSAL 2

     VF has been notified that Amalgamated Bank LongView Collective Investment Fund, beneficial owner of 33,443 shares of VF Common Stock, will have the following resolution presented at the Meeting:

          "RESOLVED: That the shareholders of VF Corporation ("VF" or the "Company") urge their Board of Directors to take necessary steps, in compliance with state law, to declassify the Board for the purpose of director elections. The Board's declassification shall be completed in a manner that does not affect the unexpired terms of directors previously elected.

     "SUPPORTING STATEMENT

          "VF's board is divided into three classes of directors serving staggered three-year terms. This means an individual director faces election only once every three years, and shareholders only vote on roughly a third of the board each year.

          "We believe that annual elections can pave the way for improved board sensitivity to important shareholder issues. In particular, it can help speed diversification of the Company's board and introduce new perspectives.

          "In addition, a declassified board allows the company to respond quickly to changes by giving the board the ability to appoint more qualified candidates each year. A declassified board can thus help give VF the responsiveness it needs to adapt to the current economic environment. We believe too that increased accountability will help the Company focus on long-term shareholder value while maintaining important relationships with VF customers, suppliers and employees.

          "The evidence indicates that shareholders are fed up with classified boards. In 2001 shareholders voted on declassification proposals at 40 companies, and these proposals received an average of 53.2% of the "yes-and-no" vote. Companies where shareholders urged this reform include Airborne Freight (75.4% "yes"),

     Baker Hughes (76%), Federated Department Stores (71%), Goodyear Tire & Rubber (62.4%), Baxter International (62.2%), Lucent Technologies (54.2%) and Merck (51.3%). Shareholder proposals received a similar level of support in 2000. A bylaw proposal at Kmart that year received 73% of the "yes" votes, but fell short of the supermajority of outstanding shares needed for adoption.

          "At Lone Star Steakhouse & Saloon, the board refused to implement a declassification proposal that received a 70% "yes" vote at the 2000 annual meeting. An independent board candidate cited this lack of responsiveness to shareholders as one basis for his candidacy, and in June 2001 he succeeded in ousting Lone Star's chairman and CEO from the board of directors. In November 2001 Lone Star board voted to implement the shareholder declassification proposal.

          "By adopting annual elections, VF can demonstrate its commitment to fuller accountability to shareholders, accountability that honors shareholder concerns for good corporate governance.

          "We urge our fellow shareholders to vote YES for this proposal."

                  THE VF BOARD OF DIRECTORS RECOMMENDS A VOTE
                AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

     VF has had a classified board of directors for over thirty years. Since 1969, VF's bylaws have provided that the Board be divided into three classes of directors, of substantially equal size, with staggered terms of office. In a letter to shareholders dated March 14, 1969, M.O. Lee, then Chairman of the Board, noted that a classified board would "provide continuity of service by Directors, assure familiarity with the continuing affairs of the Company, and provide a stable, harmonious and effective Board operating in the best interests of the Company and the Shareholders as a whole." The bylaw provision establishing the classified board of directors was approved by VF's shareholders at VF's annual meeting held in 1990 with holders of 63% of the outstanding shares entitled to vote at the meeting (77% of the shares voted at the meeting) voting in favor of the classified board proposal. Your Board continues to believe that the stability of the classified board structure has helped guide VF through many years of growth and success in a very competitive industry by allowing the Board and management to concentrate their efforts on maximizing shareholder value.

     The Board of Directors also believes that classification gives the Board a greater continuity of experience since a majority of directors at any given time will have experience with the business affairs and operations of the Company. This enables the directors to build on past experience and plan for a reasonable period into the future, permitting more effective long-term strategic planning in use of Company resources. The annual election of one-third of the Board also helps to prevent abrupt changes in corporate policies that might result if the entire Board were elected each year.

     The Board further believes that by requiring at least two meetings of shareholders to replace a majority of the Board, a classified Board will deter attempts to acquire control of the Company through devices that are not in the best interests of all shareholders and will encourage potential seekers of control of the Company to negotiate their proposals with the Board. The existence of a classified Board will also deter frivolous attempts at gaining control or influencing the direction of the Company that, even if unlikely to be successful, can be disruptive to the conduct of the Company's business. Classification provides the Board with an adequate opportunity to fulfill its duties to the Company's shareholders to review any takeover proposal, study appropriate alternatives and achieve the best results for all shareholders.

     Directors elected for staggered terms are not any less accountable or responsive to shareholders than they would be if all were elected annually. The same standards of performance apply to all directors regardless of the term of service. Shareholders always retain the ability to propose and elect nominees for the class of directors to be elected each year. Therefore, shareholders enjoy a significant opportunity to express their views regarding the Board's performance and to influence the Board's composition.

     The Investor Responsibility Research Center recently reported that over 60% of corporations included in the S&P 500 currently have classified boards.

     Approval of this proposal would require the affirmative vote of a majority of the shares represented in person or by proxy at the Meeting and entitled to vote. However, approval of this proposal would not automatically eliminate the classified Board, as this proposal is only a recommendation to the Board. Eliminating classification would require action by the Board to amend the provisions of VF bylaws that provide for a classified Board.

     FOR THE REASONS STATED ABOVE, THE VF BOARD OF DIRECTORS BELIEVES THAT DECLASSIFICATION OF THE BOARD IS DETRIMENTAL TO THE INTERESTS OF VF'S SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                               OTHER INFORMATION

OTHER MATTERS

     The Board of Directors does not know of any other matter that is intended to be brought before the Meeting, but if any other matter is presented, the persons named in the enclosed proxy will be authorized to vote on behalf of the shareholders in their discretion and intend to vote the same according to their best judgment. At February 7, 2002, VF had not received notice of any matter to be presented at the Meeting other than as described in this proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the 1934 Act requires directors and certain officers of VF, as well as persons who own more than 10% of a registered class of VF's equity securities ("Reporting Persons"), to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. VF believes that during the preceding year all Reporting Persons timely complied with all filing requirements applicable to them.

EXPENSES OF SOLICITATION

     VF will bear the cost of this proxy solicitation. In addition to the use of mail, proxies may be solicited in person or by telephone by VF employees without additional compensation. VF has engaged D.F. King & Co., Inc. to solicit proxies in connection with the proxy statement, and employees of that company are expected to solicit proxies in person, by telephone and by mail. The anticipated cost to VF of such solicitation is approximately $10,000, plus expenses. VF will reimburse brokers and other persons holding stock in their names or in the names of nominees for their expenses incurred in sending proxy material to principals and obtaining their proxies.

2003 SHAREHOLDER PROPOSALS

     In order for shareholder proposals for the 2003 Annual Meeting of Shareholders to be eligible for inclusion in VF's proxy statement, VF must receive them at its principal office in Greensboro, North Carolina on or before November 22, 2002. In order for shareholder proposals that are not intended to be included in VF's proxy statement but which are to be presented at the 2003 Annual Meeting of Shareholders to be timely, VF must receive notice of such at its principal office in Greensboro, North Carolina on or before February 5, 2003.

                                             By Order of the Board of Directors

                                             Candace S. Cummings
                                             Vice President -- Administration,
                                             General Counsel and Secretary
Dated: March 21, 2002

                                 VOTING REQUEST

TO:  VF CORPORATION PENSION PLAN COMMITTEE (THE "COMMITTEE")
     ADMINISTRATOR OF THE VF DEFERRED SAVINGS PLAN FOR NON-EMPLOYEE DIRECTORS (THE "PLAN")

     As a participant in the Plan with certain Deferrals being credited with gains and losses as if invested in the VF Corporation Common Stock Fund, and in accordance with the Committee's procedures permitting each such participant the right to request that the VF shares held by the trustee of the grantor trust relating to the Plan and credited to the participant's Plan account at the record date be voted in a specific manner, I hereby request that my VF shares so credited be voted, in person or by proxy, in the manner shown below:

ELECTION OF DIRECTORS

     THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS.

     Nominees: For a 3-year term:
               Juan Ernesto de Bedout, Ursula F. Fairbairn, Barbara S. Feigin, and Mackey J. McDonald

        [ ]    VOTE FOR all nominees listed above,      [ ]    VOTE WITHHELD
               except vote withheld from individual            from all nominees
               nominees as follows:

               ------------------------------

               ------------------------------

RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS VF'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING JANUARY 4, 2003.

     THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF THE INDEPENDENT ACCOUNTANTS.

      FOR                   AGAINST                       ABSTAIN

      [ ]                     [ ]                           [ ]

SHAREHOLDER PROPOSAL 1

     THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE AGAINST SHAREHOLDER PROPOSAL 1 REQUESTING THAT THE BOARD OF DIRECTORS ADOPT A POLICY TO PROHIBIT VF FROM ENGAGING ITS INDEPENDENT ACCOUNTANTS TO PROVIDE NON-AUDIT SERVICES.

      FOR                   AGAINST                       ABSTAIN

      [ ]                     [ ]                           [ ]


SHAREHOLDER PROPOSAL 2

     THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE AGAINST SHAREHOLDER PROPOSAL 2 REQUESTING DECLASSIFICATION OF THE BOARD OF DIRECTORS FOR THE PURPOSE OF DIRECTOR ELECTIONS.

      FOR                   AGAINST                       ABSTAIN

      [ ]                     [ ]                           [ ]


     I understand that if I return this form properly signed but do not otherwise specify my choices, this will be deemed to be a request to vote FOR the Election of Directors; FOR ratification of the selection of PricewaterhouseCoopers LLP as VF's independent accountants for the fiscal year ending January 4, 2003; AGAINST Shareholder Proposal 1 requesting that the Board of Directors adopt a policy to prohibit VF from engaging its independent accountants to provide non-audit services; and AGAINST Shareholder Proposal 2 requesting declassification of the Board of Directors for the purpose of director elections.


     Signature of Participant:



     --------------------------------

     Dated:                      , 2002
           ----------------------

                                                PLEASE SIGN, DATE AND RETURN
                                                THESE INSTRUCTIONS PROMPTLY
     IMPORTANT:  Please sign and date           IN THE ENCLOSED ENVELOPE.  NO
     these instructions exactly as your         POSTAGE REQUIRED IF MAILED IN
     name appears hereon.                       THE UNITED STATES.

                   PROXY SOLICITATION/VOTING INSTRUCTION CARD
                                 VF CORPORATION
            Proxy Solicited on Behalf of the Board of Directors for
                        Annual Meeting on April 23, 2002

P
R
O
X
Y

The undersigned hereby appoints M.J. McDonald and C.S. Cummings, and each of them acting individually, proxies of the undersigned, with full power of substitution, to represent and vote, as directed on the reverse side of this card, all shares of Common Stock of VF Corporation held of record by the undersigned on March 5, 2002, at the Annual Meeting of Shareholders of VF Corporation to be held on April 23, 2002, and at any adjournments thereof, and, in their discretion, upon such other matters not specified as may come before said meeting. The undersigned hereby revokes any prior proxies.


ELECTION OF DIRECTORS

Nominees:
     For a 3-year term:             01 Juan Ernesto de Bedout
                                    02 Ursula F. Fairbairn
                                    03 Barbara S. Feigin
                                    04 Mackey J. McDonald



                         Change of Address and Comments


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
(If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

You are encouraged to specify your choice by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations.

UNLESS YOU VOTE BY TELEPHONE, INTERNET, OR BY SIGNING AND RETURNING THIS CARD, THE PROXIES CANNOT VOTE YOUR SHARES.


                                      CONTINUED AND TO BE SIGNED ON REVERSE SIDE


--------------------------------------------------------------------------------
                               - Fold and Detach -

     Voting Instructions for the VF Corporation Tax-Advantaged Savings Plan
                 for Salaried Employees (the "Salaried 401(k)"):

This card constitutes voting instructions to Fidelity Management Trust Company, the Trustee for the Salaried 401(k), to vote in person or by proxy any shares of Common Stock and Series B ESOP Convertible Preferred Stock allocated to the undersigned as of March 5, 2002 under the Salaried 401(k), at the Annual Meeting of Shareholders of VF Corporation to be held on April 23, 2002, and also constitutes voting instructions to the Trustee for a proportionate number of shares of Common Stock and Series B ESOP Convertible Preferred Stock in the Salaried 401(k) for which no instruction card has been received from other participants. If you do not return this card, the Trustee will vote any shares allocated to you in the same proportion as the shares for which instructions were received from other participants in the Salaried 401(k).

   Voting Instructions for the VF Corporation Tax-Advantaged Savings Plan for
      Hourly Employees (the "Hourly 401(k)") and/or The Blue Bell Savings,
          Profit Sharing and Retirement Plan (the "Blue Bell 401(k)"):

This card also constitutes voting instructions to Fidelity Management Trust Company, the Trustee for the Hourly 401(k) and for the Blue Bell 401(k), to vote in person or by proxy any shares of Common Stock allocated to the undersigned as of March 5, 2002 under the Hourly 401(k) and/or the Blue Bell 401(k), at the Annual Meeting of Shareholders of VF Corporation to be held on April 23, 2002, and at any adjournments thereof, and also constitutes voting instructions to the Trustee for a proportionate number of shares of Common Stock in the Hourly 401(k) and/or the Blue Bell 401(k), as the case may be, for which no instruction card has been received from other participants. If you do not return this card, the Trustee will vote any shares allocated to you in either plan in the same proportion as the shares for which instructions were received from other participants in such plan.

     Voting Request for the VF Executive Deferred Savings Plan (the "EDSP"):

This card constitutes a voting request to the VF Corporation Pension Plan Committee (the "Committee"), Administrator of the EDSP, to vote the VF Corporation shares held by the trustee of the grantor trust relating to the EDSP and credited to the participant's EDSP account as of March 5, 2002, at the Annual Meeting of Shareholders to be held on April 23, 2002, and at any adjournments thereof, with the understanding that the Committee, pursuant to its discretionary powers under the EDSP, may reject this request and direct that the shares be voted in a contrary manner.

                                                                SEE REVERSE SIDE

[X] Please mark your                                                        0570
    votes as in this
    example.

Shares subject to this proxy/voting instruction card will be voted in the manner indicated below, when the card is properly executed and returned. If no indication is made, such shares will be voted FOR the election of all nominees as Directors, FOR ratification of the selection of the independent accountants, and AGAINST both shareholder proposals. For participants in the VF Corporation employee benefit plans: This card will be treated as voting instructions to the plan trustees or administrator, as explained on the detachable portion of the card.

The Board of Directors recommends a vote FOR all nominees, FOR the independent accountants,and AGAINST both shareholder proposals.



                                          FOR                           WITHHELD

1. Election of Directors.                 [ ]                             [ ]




   FOR,except vote withheld from the following nominee(s):


   -------------------------------------------------------



                                          FOR           AGAINST          ABSTAIN


2. Ratification of the                    [ ]             [ ]              [ ]
   selection of
   PricewaterhouseCoopers LLP
   as VF 's independent
   accountants for the fiscal
   year ending January 4, 2003.


3. Shareholder Proposal 1                 [ ]             [ ]              [ ]
   requesting that the Board
   of Directors adopt a policy
   to prohibit VF from
   engaging its independent
   accountants to provide
   non-audit services.



4. Shareholder Proposal 2                 [ ]             [ ]              [ ]
   requesting
   declassification of the
   Board of Directors for
   the purpose of director
   elections.


   Change of address/comments             [ ]


   I will attend the meeting.             [ ]



TO VOTE BY MAIL,PLEASE SIGN,DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE REQUIRED IF MAILED IN THE UNITED STATES.

NOTE: Please sign name(s) exactly as printed hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


      -----------------------------------------


      -----------------------------------------
      SIGNATURE(S)                         DATE




--------------------------------------------------------------------------------
         - FOLD AND DETACH HERE IF YOU ARE RETURNIGN YOUR VOTED PROXY/ -
                         VOTING INSTRUCTION CARD BY MAIL



[VF LOGO]

Dear Shareholder:

     VF Corporation encourages you to take advantage of one of the new and convenient ways to vote your shares. You can vote shares 24 hours a day, 7 days a week, using either a touch-tone telephone or through the Internet. To vote your shares by telephone or the Internet, you must use the control number printed in the box above, just below the perforation. The control number must be used to access the system. YOUR INTERNET OR TELEPHONE VOTE MUST BE RECEIVED BY 11:59 P.M., EASTERN DAYLIGHT TIME, ON APRIL 22, 2002.

     1. To vote on the Internet, go to the web site http://www.eproxyvote.com/vfc.

     2. To vote over the telephone, dial 1-877-PRXVOTE (1-877-779-8683). Outside of the U.S. and Canada, shareholders should call 1-201-536-8073.

     Your telephone or Internet vote authorizes the proxies named on the above proxy/voting instruction card in the same manner as if you had marked, signed, dated, and returned the proxy/voting instruction card. IF YOU CHOOSE TO VOTE TELEPHONICALLY OR THROUGH THE INTERNET, THERE IS NO NEED TO MAIL BACK YOUR PROXY/VOTING INSTRUCTION CARD.

                 Your vote is important. Thank you for voting.